UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2004

HASTINGS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

TEXAS

(State or other jurisdiction of incorporation or organization)

000-24381	75-1386375

(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Plains Blvd, Amarillo, Texas	79102

(Address of principal executive offices)	(Zip Code)

(806) 351-2300

(Registrant’s telephone number, including area code)

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURES

HASTINGS ENTERTAINMENT, INC.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

In accordance with new disclosure rules issued by the Securities and Exchange Commission effective August 23, 2004, Hastings Entertainment, Inc. is reporting that it has incurred additional indebtedness under our revolving credit facility (the “Facility”) in an amount we consider material. Due to seasonal build-ups in merchandise inventory, our borrowings increased to approximately $64.5 million as of November 4, 2004 compared to $47.8 million as of July 31, 2004, the date we last reported such information.

On December 9, 2003, we executed an amendment to our syndicated secured Loan and Security Agreement with certain commercial lenders. The amount outstanding under the Facility is limited by a borrowing base predicated on eligible inventory, as defined, and certain rental assets, net of accumulated depreciation, less specifically defined reserves and is limited to a ceiling of $80 million, less a $10 million availability reserve which was reduced to $5 million for the period beginning October 27, 2004 and ending December 15, 2004. The Facility permits borrowings at various interest-rate options based on the prime rate or London Interbank Offering Rate (LIBOR) plus applicable margin depending upon the level of our minimum availability. The borrowing base under the Facility is limited to an advance rate of 65% of eligible inventory and certain rental assets, net of accumulated amortization, less specifically defined reserves, which can be adjusted to reduce availability under the Facility. Lenders may increase specifically defined reserves to reduce availability in the event of adverse changes in our industry that are projected to impact the value of our assets pledged as collateral. The Facility contains no financial covenants, restricts the payment of dividends and includes certain other debt and acquisition limitations, allows for the repurchase of up to $7.5 million of our common stock and requires a minimum availability of $10 million at all times with the exception of the period detailed above in which the minimum availability is reduced to $5 million. The Facility is secured by substantially all the assets of the company and our subsidiaries and is guaranteed by each of our three consolidated subsidiaries and matures on August 29, 2007. We repay and borrow on a daily basis in accordance with the terms of the Facility. The repayment transactions are based on the aggregate of daily store cash, credit card settlements and other miscellaneous deposits. The borrowing transactions are based on the estimated daily disbursements clearing the Federal Reserve.

HASTINGS ENTERTAINMENT, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2004	Hastings Entertainment, Inc.
	By:	/s/ Dan Crow
Dan Crow
Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)